CONTACT:

Stuart F. Fleischer

Chief Financial Officer

(561) 994-5550

Q.E.P. CO., INC. ANNOUNCES NOTIFICATION FROM

THE NASDAQ STOCK MARKET, INC.

BOCA RATON, FLORIDA — August 15, 2007 — Q.E.P. CO., INC. (Nasdaq: QEPC) (the “Company”) announced that it received on August 9, 2007 a letter from the staff of the Listing Qualifications Department of the Nasdaq stock market notifying the Company that it is not in compliance with Nasdaq’s Marketplace Rule 4350 which requires a Company’s Audit Committee to have at least three independent directors. The letter was received after the Company disclosed the resignation of Mr. Robert W. Muir, Jr. from its board of directors and audit committee effective July 6, 2007, leaving the audit committee with only two independent members.

Consistent with Nasdaq Marketplace Rule 4350(d)(4), Nasdaq is providing the Company a cure period in order to regain compliance until the earlier of its next annual shareholder’s meeting or July 6, 2008; or if the next annual shareholder’s meeting is held before January 2, 2008 then the Company must evidence compliance no later than January 2, 2008. The Company believes it will regain compliance with Nasdaq marketplace Rule 4350 within the cure period set forth by Nasdaq. Since Mr. Muir’s resignation, the Company has identified a replacement director nominee and as stated in the Company’s Amended Proxy Statement (previously filed with the SEC on August 7, 2007), the Company has nominated Mr. Robert Walters for election to the Board of Directors at the 2007 Annual Meeting of Stockholders to be held on Friday, August 24, 2007 at 9:00 A.M. Should Mr. Walters be elected to the Board of Directors at the 2007 Annual Meeting of Stockholders, the Company intends to appoint him to the Audit Committee to be effective upon the conclusion of the Annual Meeting.

In addition, the letter stated that an indicator of such non-compliance will be displayed with quotation information related to the Company’s securities on Nasdaq.com, NasdaqTrader.com and by other third-party providers of market data information. It is our understanding that Nasdaq typically removes this indicator one business day after Nasdaq determines that a company has regained compliance with Nasdaq’s continuing listing standards.

Q.E.P. Co., Inc., founded in 1979, is a leading manufacturer, marketer and distributor of a broad line of flooring tools and accessories for the home improvement market. Under brand names including QEP®, ROBERTS®, Capitol®, Vitrex® and
Elastiment™, the Company markets over 3,000 specialty tools and flooring related products used primarily for surface preparation and installation of ceramic tile, carpet, vinyl and wood flooring. The Company sells its products to home improvement retail centers and specialty distribution outlets in 50 states and around the world.

Certain statements in this press release regarding the Company’s ability to regain compliance with Nasdaq Marketplace Rule
4350 are forward-looking statements, which are made pursuant to the safe-harbor provisions of the Securities Litigation Reform
Act of 1995. The forward-looking statements are made only as of the date of this report and are subject to risks and uncertainties which could cause actual results to differ materially from those discussed in the forward-looking statements and from historical results of operations. Among the risks and uncertainties that could cause such a difference are our assumptions relating to the
2007 annual meeting of stockholders and other business and economic factors. A more detailed discussion of risks attendant to the Company are set forth in the “Forward-Looking Statements” section of our Annual Report on Form 10-K for the year ended
February 28, 2007, filed with the SEC, and in other reports already filed with the SEC.